Exhibit 99.1

Consolidated Financial Statements

PGS Consultoria e Serviços Ltda.

December 31, 2012
with Report of Independent Auditors

PGS Consultoria e Serviços Ltda.

Consolidated financial statements

December 31, 2012

Report of independent auditors on the consolidated financial statements

To the Management and Members of
PGS Consultoria e Serviços Ltda.
Sao Paulo - SP

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of PGS Consultoria e Serviços Ltda. (the “Company”), which comprise the consolidated statement of financial position as of December 31, 2012, and the related consolidated statements of income and comprehensive income, changes in members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with accounting practices adopted in Brazil, this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Basis for Qualified Opinion

The Company omitted financial statements for a preceding comparative period. In our opinion, disclosures of comparative financial statements and related information are required by the accounting practices adopted in Brazil, as promulgated by the Brazilian Accounting Standards Board. The omission of comparative financial statements and related disclosures represent in an incomplete presentation of the Company's financial statements.

Qualified Opinion

In our opinion, except for the matter described in the Basis for Qualified Opinion paragraph, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PGS Consultoria e Serviços Ltda. as of December 31, 2012, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting practices adopted in Brazil.

Other Matter

The accounting practices adopted in Brazil differ, in certain significant aspects, from the accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 19 to the consolidated financial statements.

São Paulo, Brazil, January 8, 2014

ERNST & YOUNG
Auditores Independentes S.S.
CRC - 2SP015199/O-6

/s/ Julio Braga Pinto
Julio Braga Pinto
Accountant CRC-1SP209957/O-2

PGS CONSULTORIA E SERVIÇOS LTDA.

Consolidated balance sheet
December 31, 2012
(In thousands of Brazilian reais)

Assets
Current assets
Cash and cash equivalents (Note 5)	22,721
Trade accounts receivable (Note 6)	23,780
Inventories (Note 7)	14,628
Recoverable taxes	476
Advances from suppliers	1,237
Prepaid expenses	956
Other	4,403
Total current assets	68,201

Non-current assets
Transactions with related parties (Note 10)	314
Judicial deposits (Note 12)	5,503
Deferred income tax and social contribution (Note 13)	10,124
15,941

Properties, fixtures and equipments (Note 8)	121,947
Intangible assets (Note 9)	10,151
132,098
Total non-current assets	148,039

Total assets	216,240

PGS CONSULTORIA E SERVIÇOS LTDA.

Consolidated balance sheet (Continued)
December 31, 2012
(In thousands of Brazilian reais)

Liabilities and members’ equity
Current liabilities
Loans (Note 11)	34
Trade accounts payable	16,271
Rental payable	2,280
Payroll, provisions and social charges	13,301
Income tax and social contribution payable	1,684
Taxes and contributions payable	5,013
Royalties payable (Note 10)	2,239
Franchise fees payable (Note 10)	572
Deferred rentals	132
Current portion of accrued buyout liability	1,577
Accounts payable to non-controlling partners	2,444
Other	4,773
Total current liabilities	50,320

Non-current liabilities
Accrued buyout liability	6,638
Non-controlling partner deposit	2,667
Transactions with related parties (Note 10)	1,127
Commitments and contingencies (Note 12)	16,061
Deferred rentals	1,721
Other	3,463
Total non-current liabilities	31,677

Members’ equity (Note 14)
Issued capital	21,864
Retained earnings	112,379
134,243

Total liabilities and members’ equity	216,240

See accompanying notes.

PGS CONSULTORIA E SERVIÇOS LTDA.

Consolidated statement of income
For the year ended December 31, 2012
(In thousands of Brazilian reais)

Net revenue from restaurant sales	466,928
Cost of sales	(141,519)
Gross profit	325,409

Operating expenses
Restaurant payroll expenses (Note 3)	(100,020)
Operating stores expenses	(54,654)
Royalties expenses (Note 10)	(23,292)
Administrative fee - credit cards/tickets	(11,049)
Depreciation and amortization	(16,470)
Loss on impairment of property, fixture and equipment (Note 8)	(170)
Pre-opening expenses	(3,787)
Corporate payroll expenses	(16,569)
General and administrative expenses	(22,624)
Other operating expenses, net (Note 18)	(30,865)
(279,500)

Financial income	1,918
Financial expense	(1,807)
111

Income before income tax and social contribution	46,020

Current income tax and social contribution (Note 13)	(26,106)
Deferred income tax and social contribution (Note 13)	4,348

Net income for the year	24,262

See accompanying notes.

PGS CONSULTORIA E SERVIÇOS LTDA.

Consolidated statement of comprehensive income
For the year ended December 31, 2012
(In thousands of Brazilian reais)

Net income for the year	24,262
Other comprehensive income	—
Income tax effect	—
Total comprehensive income for the year, net of tax	24,262

See accompanying notes.

PGS CONSULTORIA E SERVIÇOS LTDA.

Consolidated statements of changes in members’ equity
For the year ended December 31, 2012
(In thousands of Brazilian reais)

	Issued Capital	Retained earnings	Total

Balances as at December 31, 2011	21,864	88,117	109,981

Net income for the year	—	24,262	24,262

Balances as at December 31, 2012	21,864	112,379	134,243

See accompanying notes.

PGS CONSULTORIA E SERVIÇOS LTDA.

Consolidated statement of cash flows
For the year ended December 31, 2012
(In thousands of Brazilian reais)

Cash flow from operating activities
Income before income tax and social contribution	46,020
Adjustments to reconcile income before tax to net cash flows:
Depreciation and amortization	16,470
Provision for contingency	9,203
Provision for CIDE	1,220
Accrued buyouts	(341)
Disposal of intangibles	—
Loss on impairment of property, fixture and equipment	170
72,742
Working capital adjustments:
(Increase) decrease in assets
Trade accounts receivable	(8,227)
Inventories	(4,563)
Recoverable taxes	(250)
Advances from suppliers	(1,172)
Prepaid expenses	(54)
Judicial deposits	(1,500)
Other assets	(3,046)
Increase (decrease) in liabilities
Trade accounts payable	6,273
Rental payable	(96)
Payroll, provisions and social charges	2,435
Taxes and contributions payable	333
Royalties and franchise fees payable	569
Deferred rent	581
Accounts payable to non-controlling partners	1,367
Other liabilities	5,313
Transactions with related parties, net	162
Cash flow from operating activities	70,867
Income tax and social contribution paid	(26,979)
Net cash flows from operating activities	43,888

Investing activities
Purchase of property, fixture and equipment	(36,368)
Purchase of intangible	(4,247)
Net cash flows used in investing activities	(40,615)

Financing activities
Proceeds from loans	—
Repayment of loans	(2,460)
Receipt of non-controlling partner deposit	76
Net cash flows from/(used in) financing activities	(2,384)

Increase in cash and cash equivalents	889

Cash and cash equivalents at January 1	21,832
Cash and cash equivalents at December 31	22,721

Net increase in cash and cash equivalents	889
See accompanying notes.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

1.	Corporate information

PGS Consultoria e Serviços Ltda. (“PGS Consultoria” or the “Parent Company”) was formed in May 1997 and is headquartered at Av. Dr. Chucri Zaidan, 80, 8th floor, in the City and State of São Paulo.

PGS Consultoria is the holding company of the CLS Companies (collectively referred as the “Group”). The main purpose of the CLS Companies (“CLS”), which is comprised of (i) CLS São Paulo Ltda. (“CLS SP”); (ii) CLS Restaurantes Rio de Janeiro Ltda. (“CLS RJ”); (iii) CLS Restaurantes Brasília Ltda. (“CLS BSB”); and (iv) CLS Restaurantes do Sul Ltda. (“CLS do Sul”), is to explore and manage restaurants under the trademark “Outback Steakhouse” in Brazil.

“Outback Steakhouse” is an Australian steakhouse concept, which is open for lunch and dinner. Although beef and steak items make up a good portion of the menu, the concept offers a variety of chicken, ribs, seafood, and pasta dishes. The Group’s strategy is to differentiate its restaurants by emphasizing consistently high-quality food, concentrated service, generous portions at affordable prices and a casual atmosphere suggestive of the Australian Outback.

CLS operates 41 (forty-one) restaurants altogether, in twenty different cities, being: (i) 8 (eight) in Rio de Janeiro and 1 (one) in Niterói, State of Rio de Janeiro, and 1 (one) in Vitoria, State of Espirito Santo (CLS RJ); (ii) 11 (eleven) in São Paulo, 2 (two) in Campinas, 1(one) in Barueri, 1 (one) in São Bernado do Campo, 1(one) in São Caetano do Sul, 1(one) in São José dos Campos, 1 (one) in Ribeirão Preto, 1 (one) in Guarulhos and 1(one) in Jundiaí, State of São Paulo (CLS SP); (iii) 2 (two) in Brasília, Federal District, 1 (one) in Belo Horizonte, State of Minas Gerais, 2 (two) in Salvador, State of Bahia, 1 (one) in Goiânia, State of Goiás and 1 (one) in Recife, State of Pernambuco (CLS BSB); and (iv) 1 (one) in Porto Alegre, State of Rio Grande do Sul, 2 (two) in Curitiba, State of Paraná and 1 (one) in Florianópolis, State of Santa Catarina (CLS do Sul).

The consolidated financial statements for the year ended December 31, 2012 were authorized for issue by the Parent Company’s management on January 8, 2014.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

2.	Basis of preparation

The consolidated financial statements were prepared and are presented in accordance with the accounting practices adopted in Brazil, which comprise the pronouncements, interpretations and guidance issued by the Brazilian Accounting Pronouncements Committee (Comitê de Pronunciamentos Contábeis (“CPC”)), which are converged to the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”).

The preparation of the accompanying consolidated financial statements requires management to make certain estimates and assumptions that affect the reported amounts. These estimates were determined based on objective and subjective factors, considering management’s judgment to determine the adequate amounts to be recorded in the consolidated financial statements.

Significant items subject to such estimates and assumptions include selection of useful lives of property, fixtures and equipment and analysis of their recoverability in operations, credit risk assessment to determine the allowance for doubtful accounts, as well as analysis of other risks to determine other provisions, including those set up for contingencies. Settlement of transactions involving these estimates may result in amounts significantly different from those recorded in the consolidated financial statements due to the uncertainties inherent in the estimation process. The Group reviews its estimates and assumptions at least annually.

The consolidated financial statements presented herein do not include the Parent Company’s stand-alone financial statements and are not intended to be used for statutory purposes.

3.	Basis of consolidation

The consolidated financial statements include the operations of PGS Consultoria and the “CLS Companies”. The details of the participation in CLS Companies comprised of CLS SP, CLS RJ, CLS BSB and CLS do Sul, are summarized as follow:

	Issued	Retained
	capital(1)	earnings(2)
CLS SP	90.31%	100%
CLS RJ	96.37%	100%
CLS BSB	93.92%	100%
CLS do Sul	95.38%	100%

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

3.	Basis of consolidation (Continued)

(1)
The issued capital of the CLS Companies is shared primarily between PGS Consultoria, proprietors (stores’ managing partners) and JV’s (operating partners who supervise the Rio de Janeiro, São Paulo, Brasília and South Region stores), in accordance with their respective interests.

(2)
According to each individual partners’ association document known as “Protocolo de Entendimentos” (Memorandum of Understanding), dividends are distributed to non-controlling partners (proprietors and JV’s) based on certain criteria, such as a percentage of the pre-tax income results of their respective restaurants and supervision areas and other, being 100% of the remaining undistributed earnings of PGS Consultoria. Such dividends are recognized as compensation expense within the restaurant payroll expenses account for the period earned by the non-controlling partners. Further detail from the income statement is shown in the following table.

Restaurant Payroll Expense
Operating Payroll Expense	94,145
Compensation Expense (Proprietors & JV’s)	5,875
100,020

The financial statements of the CLS Companies are prepared for the same reporting period as the Parent Company. Accounting policies of CLS Companies have been adjusted to ensure consistency with the accounting policies adopted by the Group. All intra-group balances, income and expenses, unrealized gain and losses and dividends resulting from intra-group transactions have been eliminated in consolidation.

Capital contributions to the CLS Companies received from the non-controlling partners are recorded as long-term liabilities in the line item “non-controlling partner deposit”. Monthly payments made pursuant to the Memorandum of Understanding are paid as dividends and are recognized as compensation expense in the period earned by the non-controlling partners.

4.	Summary of significant accounting policies

4.1.	Revenue recognition

Revenue is recognized to the extent that it is probable that the economic benefits are likely to flow to the Group and the revenue can be reliably measured, regardless of when payment is made. Revenue is measured at the fair value of the consideration received or receivable, net of discounts and taxes.

Revenue from sales is recognized when the significant risks and rewards have passed to the buyer. No revenue is recognized if there are significant uncertainties regarding its collection.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

4.	Summary of significant accounting policies (Continued)

4.2.	Foreign currency transactions (Continued)

The consolidated financial statements are presented in Brazilian Reais, which is also the Parent Company’s and the CLS Companies’ functional currency. Foreign currency transactions are initially recorded by the Group entities at the functional currency exchange rate prevailing on the date of the transaction.

Monetary assets and liabilities denominated in foreign currency are translated at the functional currency exchange rate on the reporting date. All differences are recorded to the income statement.

4.3.	Financial instruments

Financial instruments are only recognized as of the date when the Group becomes a part of the contract provisions of financial instruments. Once recognized, they are initially recorded at their fair value plus transaction costs that are directly attributable to their acquisition or issuance, except in the case of financial assets and liabilities classified in the category at fair value through profit or loss (“P&L”), when such costs are directly charged to P&L for the period. Subsequent measurement of financial assets and liabilities is determined by their classification at each balance sheet.

The Group’s most significant financial assets are cash and cash equivalents and accounts receivable, whereas the main financial liabilities are comprised of trade accounts payable.

4.4.	Cash and cash equivalents

Cash and cash equivalents include bank account balances and short-term investments redeemable within three months or less from the date of acquisition, subject to insignificant risk of change in their market value.

4.5.	Trade accounts receivable

Trade accounts receivable are shown at realization amounts, and refer primarily to the amounts to be received from credit card companies due to the sales in the restaurants.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

4.	Summary of significant accounting policies (Continued)

4.6.	Inventories

Inventories are valued at the lower of cost and net realizable value. Inventories consist of food and beverages, and are stated at the average purchase cost.

4.7.	Property, fixtures and equipment

Property, fixtures and equipment are stated at acquisition cost, net of accumulated depreciation.

Improvements to leased properties are depreciated over the lease term. Depreciation is computed on the straight-line method over the following estimated useful lives:

Furniture and fixtures	10 years
Computers	5 years
Equipment and facilities	10 years
Buildings	25 years
Leasehold improvements	10 to 15 years

The CLS companies capitalize all direct costs incurred to construct its restaurants. Upon restaurant opening, these costs are depreciated and charged to the consolidated statements of income. The amount of interest capitalized in connection with restaurant construction was immaterial in all periods.

An item of property, fixtures and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gains or losses arising on derecognition of the asset is included in the consolidated statements of income when the asset is derecognized.

The assets’ residual value, useful lives and methods of depreciation are reviewed at each financial year end, and adjusted prospectively, if appropriate.

4.8.	Intangible assets

Intangible assets consist primarily of software and franchise fees. Intangible assets acquired separately are measured on initial recognition at cost. After the initial recognition, intangible assets are presented at cost, net of accrued amortization and impairment losses.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

4.	Summary of significant accounting policies (Continued)

4.8.	Intangible assets (Continued)

The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic life. Both finite and indefinite intangible assets are assessed for impairment whenever there is an indication that the intangible asset may be impaired.

Gains or losses arising from derecognition of an intangible asset are included in the consolidated statements of income when the asset is derecognized.

4.9.	Loans

Loans are recognized initially at fair value, plus directly attributable transaction costs. Following the initial recognition, loans subject to interest are measured at the amortized cost using the effective interest rate method. Gains and losses are recognized in the income statement at the time when the liabilities are written off, as well as during the amortization process according to the effective interest rate method.

4.10.	Other assets and liabilities

Liabilities are recognized in the balance sheet when the Group has a legal or constructive obligation arising from past events, the settlement of which is expected to result in an outflow of economic benefits. Provisions are recorded reflecting the best estimates of the risk involved. An asset is recognized in the balance sheet when it is likely that its economic benefits will flow to the Group and its cost or value may be safely measured.

Assets and liabilities are classified as current when their realization or settlement is likely to occur within the following twelve months. Otherwise they are stated as noncurrent.

4.11.	Taxation

Taxes on sales

Revenues from restaurant sales are subject to the following taxes and contributions, at the rates shown below:

State VAT - ICMS	From 2% to 25%
Social Contribution Tax on Gross Revenue for Social Integration Program - PIS	From 0.65 to 1.65%
Social Contribution Tax on Gross Revenue for Social Security Funding - COFINS	From 3.00 to 7.60%
Service Tax - ISS	From 2% to 5%

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

4.	Summary of significant accounting policies (Continued)

4.11.	Taxation (Continued)

Taxes on sales (Continued)

The restaurant sales are presented net from taxes and contributions deductions.

Taxation on income includes the income tax and the social contribution. CLS SP, CLS RJ and CLS Brasília record the income tax and social contribution based on taxable income. Income tax is calculated at a rate of 15%, plus a surtax of 10% on taxable profit exceeding R$ 240 over 12 months, whereas social contribution tax is computed at a rate of 9% on taxable profit, both recognized on an accrual basis.

Income tax and social contribution - current

Therefore, additions to the book profit of expenses, temporarily nondeductible, or exclusions from revenues, temporarily nontaxable, for computation of current taxable profit generate deferred tax credits or debits.

The computation for income tax and social contribution for the CLS Sul was calculated in accordance with the presumed profits method, which basis and rates are set forth in the tax legislation in force.

Advances or amounts subject to offset are stated in current or noncurrent assets, according to the estimate of their realization.

Income tax and social contribution - deferred

Deferred income tax and social contribution are generated by tax loss carryforwards and by temporary differences on the balance sheet date between the tax basis of assets and liabilities and their book values.

The book value of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

4.	Summary of significant accounting policies (Continued)

4.11.	Taxation (Continued)

Income tax and social contribution - deferred (Continued)

Deferred income tax and social contribution assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted at the reporting date.

Deferred tax assets and liabilities are offset if a legally enforceable right to offset exists and the deferred taxes relate to the same taxable entity and the same taxation authority.

4.12.	Judgments, estimates and significant accounting assumptions

Judgments

The preparation of the consolidated financial statements requires management to make judgments and estimates, and adopt assumptions that affect the amounts stated for revenues, expenses, assets and liabilities, as well as the disclosures of contingent liabilities on the financial statement date.

However, uncertainties regarding these estimates and assumptions might lead to results that require significant adjustments to the book value of an asset or liability affected in future periods.

Estimates and assumptions

Major assumptions related to sources of uncertainty in future estimates and other relevant sources of uncertainty in estimates on the balance sheet date that entail significant risk of material adjustment to the book value of assets and liabilities in the next financial year are discussed as follows.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

4.	Summary of significant accounting policies (Continued)

4.12.	Judgments, estimates and significant accounting assumptions (Continued)

Impairment loss on nonfinancial assets

Impairment loss exists when the carrying value of an asset or cash-generating unit exceeds its recoverable amount, which is the higher of fair value less sales costs and value in use. The fair value less sales cost is calculated based on available information about similar asset sales transactions or market-observable prices less additional costs to dispose of the asset item. In 2012, the Group recorded impairment loss in the amount of R$ 170 related to leasehold improvements located at the stores and office spaces that the Group plans to vacate and re-allocate based on landlords agreements. No other evidence indicating that the asset net book values exceeding their recoverable amounts has been identified.

Taxes

Uncertainties exist with respect to the interpretation of complex tax regulations and the amount and timing of future taxable income. The Group establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities. The amount of such provisions is based on several factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority.

Deferred tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax strategies.

The Group has tax loss carryforwards for both income tax and social contribution amounting to approximately R$ 6,564 at December 31, 2012. These losses, which relate to the Parent Company that has a history of taxable losses, do not expire and may not be used to offset taxable income elsewhere in the Group. Tax offsettable losses generated in Brazil may be offset against future taxable profit up to 30% of the taxable profit determined in any given year. CLS SP, CLS RJ and CLS Brasília have no tax losses, but taxable temporary differences.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

4.	Summary of significant accounting policies (Continued)

4.12.	Judgments, estimates and significant accounting assumptions (Continued)

Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The expense relating to any provision is presented in the income statement net of any reimbursement.

Provisions are recorded in an amount considered sufficient by the Group’s management, supported by the opinion of their legal advisors, to cover probable losses on lawsuits. Further details on contingencies are disclosed in Note 12.

4.13.	Non-controlling partner distributions and buyouts

The proprietors and the JVs are required to sign a five to seven-year agreement Memorandum of Understanding and to purchase an ownership interest in the CLS Companies. This ownership interest gives the proprietor and the JVs the right to receive distributions based on a percentage of the after-tax income results of their respective restaurants for the duration of the agreement.

PGS Consultoria has the option to purchase the non-controlling partners’ interests after a five to seven-year period based on the terms specified in the agreement.

The Group estimates future purchases of proprietors’ and JVs’ interests using current information on restaurant performance and records the non-controlling partner obligations in the line item “accrued buyout liability” in the consolidated balance sheet. In the period the Group purchases the proprietors’ and JVs’ interest, an adjustment is recorded to recognize any remaining expense associated with the purchase and reduce the related accrued buyout liability.

Distributions made to proprietors and JVs are included in “restaurant payroll expenses” and “general and administrative expenses,” respectively, in the consolidated statement of income.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

4.	Summary of significant accounting policies (Continued)

4.14	Operating Leases

Rent expense for the Group’s operating leases, which generally have escalating rentals over the term of the lease and may include potential rent holidays, is recorded on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured. The initial lease term includes the “build-out” period of the Group’s leases, which is typically before rent payments are due under the terms of the lease. The difference between rent expense and rent paid is recorded as deferred rent and is included in the consolidated balance sheet. Payments received from landlords as incentives for leasehold improvements are recorded as deferred rent and are amortized on a straight-line basis over the term of the lease as a reduction of rent expense. Lease termination fees, if any, and future obligated lease payments for closed locations are recorded as an expense in the period that they are incurred.

4.15.	Pre-Opening Expenses

Non-capital expenditures associated with opening new restaurants are expensed as incurred.

4.16.	New accounting pronouncements

The Group adopted all pronouncements, revised pronouncements and interpretations issued by CPC and IASB that were effective as of December 31, 2012. Regarding IAS 12 (R) - Income Taxes, IFRS 1(R) - First-time Adoption of International Financial Reporting Standards and IFRS 7 (R) - Financial Instruments: Disclosures, which were revised by IASB and first adopted in 2012, without any impact on the consolidated financial statements of the Group as at December 31, 2012.

Regarding IAS 1 (R) - Presentation of Financial Statements, IAS 19 (R) - Employee Benefits, IAS 32 (R) - Offsetting Financial Assets and Financial Liabilities, IFRS 1 (R) - First-time Adoption of International Financial Reporting Standards and IFRS 7 (R) - Financial Instruments: Disclosures, IFRS 9 - Financial Instruments: Classification and Measurement, IFRS 10 - Consolidated Financial Statements, IFRS 11 - Joint Arrangements, IFRS 12 - Disclosure of Interests in Other Entities, IFRS 13 - Fair Value Measurement, IAS 27 (R) - Consolidated and Separate Financial Statements and IAS 28 (R) - Investments in Associates and Joint Ventures, which are new or revised pronouncements issued by CPC and IASB prior to 2012, adoption of which is effective for fiscal years beginning on or after January 1, 2013, the Group did not assess if the adoption of these pronouncements will have any impact on its consolidated financial statements.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

5.	Cash and cash equivalents

Cash	638
Bank deposits	612
Short term investments	21,471
22,721

Cash equivalents consist of investments that are readily convertible to cash with an original maturity date of three months or less.

6.	Trade accounts receivable

Trade accounts receivable consist mainly of amounts receivable from credit card companies, as follows:

Redecard (Mastercard/Diners/Credicard)	6,292
Visanet (Visa/Visa electron)	12,052
American express	1,665
Ticket Refeição	1,865
Other	1,906
23,780

No allowance for doubtful accounts has been recorded due to the remote chances of losses on receivables.

7.	Inventories

Kitchen utensils	2,058
Food and beverage	3,172
Inventories held by third-parties	5,544
Imports in transit	1,720
Other	2,134
14,628

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

7.	Inventories (Continued)

Inventory is counted at the end of every month and controlled in all stores and at the distribution center; expired inventories are disposed of immediately and recorded as expense. Inventories differences are adjusted within the month and against the cost of sales for such period, as this is a periodic inventory, everything on hand should be usable and therefore no risk of loss or expiration is expected.

8.	Property, fixtures and equipment

	Land	Furniture and fixture	Computers	Equipment and facilities	Buildings and Leasehold improvements	Construction in progress	Total
Cost
Balances at December 31, 2011	3,363	21,072	7,012	46,687	72,682	—	150,816
Additions	—	1,643	1,428	8,561	14,996	9,740	36,368
Transfers	—	1,585	85	610	(658)	(1,622)	—
Balances at December 31, 2012	3,363	24,300	8,525	55,858	87,020	8,118	187,184

Depreciation
Balances at December 31, 2011	—	(7,532)	(4,456)	(17,428)	(19,933)	—	(49,349)
Additions	—	(2,707)	(2,301)	(5,030)	(5,680)	—	(15,718)
Impairment	—	—	—	—	(170)	—	(170)
Balances at December 31, 2012	—	(10,239)	(6,757)	(22,458)	(25,783)	—	(65,237)

Net book value
Balances at December 31, 2012	3,363	14,061	1,768	33,400	61,237	8,118	121,947
Average annual depreciation rate	—	10%	20%	10%	4% to 10%	—

In 2012, the Group recorded impairment loss in the amount of R$ 170 related to leasehold improvements located at the stores and office spaces that the Group plans to vacate. No other evidence indicating that the asset net book values exceed their recoverable amounts has been identified.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

9.	Intangible assets

	Software	Franchise fees	Other	Total
Cost
Balances at December 31, 2011	2,699	3,450	2,022	8,171
Additions	2,916	826	505	4,247
Balances at December 31, 2012	5,615	4,276	2,527	12,418

Amortization
Balances at December 31, 2011	(148)	(1,018)	(349)	(1,515)
Additions	(515)	(87)	(150)	(752)
Balances at December 31, 2012	(663)	(1,105)	(499)	(2,267)

Residual value
Balances at December 31, 2012	4,952	3,171	2,028	10,151
Average annual amortization rate	20%	5%	20%

Franchise fee

The Group has a franchise agreement with Outback Steakhouse International Investments Co. (“OSI”), which expires generally 20 years after the date the restaurant is opened. The Group has the option to renew the agreement for one consecutive term of 20 years, subject to certain conditions. Pursuant to the Agreement, the Group must operate the restaurant in strict conformity with the methods, standards and specifications prescribed by OSI, regarding training, staff, health standards, suppliers and advertising, among others. The Group is contractually bound to pay franchise fees of US$ 40 at the opening of each restaurant, and monthly royalties of 4% to 5% of net sales after the restaurant is opened. Royalty fees are charged to expenses as incurred.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

10.	Transactions with related parties

At December 31, 2012, the balance of transactions with related parties can be summarized as follows:

	Assets	Liabilities
Current
Royalties payable
Outback Steakhouse International	—	2,239
Franchise fees
Outback Steakhouse International	—	572
Total current	—	2,811

Noncurrent
Accounts receivable/payable
Outback Steakhouse International	314	357
	314	357

Other(1)	—	770
Total noncurrent	314	1,127
Total	314	3,938

(1)    This amount refers to transactions with non-controlling interest parties (restaurant proprietors).

	Royalties (i)	Financial results (ii)
Outback Steakhouse International	23,292	21
	23,292	21

(i)	Refer to the royalties calculated on the net revenues posted by the stores.

(ii)	Refer, basically, to the interest expenses and exchange variation on Outback Steakhouse International loans.

OSI

The transactions between the Group and OSI consist of:

•
The Group is contractually bound to pay franchise fees of US$ 40 at the opening of each restaurant and monthly royalties of 4% to 5% of net sales after the restaurant is opened. Monthly royalty fees are charged to expenses as incurred.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

10.     Transactions with related parties (Continued)

Distribution of Profits - CLS Companies

Dividends paid to proprietors (stores’ managing partners) and to JVs (operating partners who supervise the Rio de Janeiro, São Paulo, Brasília and South Region stores) are distributed according to the criteria stated within each individual partner’s association document referred to as Memorandum of Understanding.

Partners are paid dividends according to a percentage of the after-tax income results (“ATI”) of their respective restaurants, as per their P&L statements. It is 7.5% of ATI for managing partners and 3% to 6% for operating partners. Members of top management have also received dividends based on certain monthly fixed amounts stipulated in the previous year’s budget submitted to and approved by OSI.

Based on the above and in accordance with local laws allowing actual distributions to be different than the exact amount owed to a partner, based on his/her members’ position, the CLS Companies distributed the following amounts to its partners during 2012:

Proprietors (stores’ managing partners)	4,052
JVs (operating partners)	1,823
Executives	2,395
8,270

Dividends paid to the non-controlling partners (proprietors and JVs) are recognized as compensation expense in the consolidated statements of income in the period earned. Additional detail is provided at Note 3.

There are no guarantees and allowances for doubtful accounts for loans and other transactions with related parties.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

11.	Loans

As of December 31, 2012 the Group has a R$ 34 outstanding loan balance with Banco Bradesco S.A. which is classified as a current obligation.

On January 10, 2011, CLS Brasília entered into a loan agreement with Banco Nordeste Brasil S.A.. The principal amount of the loan on that date was R$ 2,494 and was to be paid in 36 monthly installments of principal and interest beginning on February 10, 2012 and ending on January 10, 2015. The principal amount was subject to annual interest of 9.5%. The loan was guaranteed by PGS Consultoria. As of December 31, 2012 the Group has fully paid the balance of the loan with no penalties for early payments.

12. Commitments and contingencies

The Group is involved in tax, civil and labor lawsuits arising in the normal course of its activities. These matters are discussed at the administrative and judicial levels. Judicial deposits related to these matters are made, when applicable. The Group accrues for loss contingencies that are probable and reasonably estimable and this assessment is carried out based on the information available and on risk factors inherent to each process, in accordance with the opinion of the Group’s legal advisors. The Group generally does not accrue for legal costs expected to be incurred with a loss contingency until those services are provided.

Based on the information of its legal advisors and on the analysis of legal procedures pending judgment and controversy tax obligation, the Group has decided to set up a provision at an amount deemed sufficient to cover probable losses arising from unfavorable outcomes of lawsuits in progress, tax obligation challenges and tax assessments. Based on the opinion from external legal advisors, the Group has decided to constitute the provision in the amount of R$5,498 under the scenario of adopting the new amnesty program established by the State of Sao Paulo and Rio de Janeiro according to State Laws 58.811/12 and 6.357/12, respectively.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

12. Commitments and contingencies (Continued)

The most significant cases for the CLS Companies involve amounts totaling approximately R$ 5,573 (CLS SP). These lawsuits were filed by Secretaria de Fazenda do Estado de São Paulo seeking additional payments for ICMS under the taxpayer substitution system in addition to fines for noncompliance with other accessory obligations. The most significant case for PGS Consultoria, involves an amount totaling approximately R$ 1,913 and the tax authorities are arguing that the Group did not evidence the source of some amounts received in 1998, considered by the tax authorities as derived from sales of goods without taxation and without a tax invoice (ICMS Tax Assessment).

Provisions for judicial and administrative processes
Tax	11,828
Labor	4,233
16,061

The table below depicts judicial deposits associated or not with legal contingencies classified in the noncurrent assets group.

Judicial deposits
Tax	4,891
Labor	612
5,503

Changes in commitments and contingencies provisions for the year ended December 31, 2012 are as follows:

	Tax	Labor	Total
Balance at December 31, 2011	3,538	2,100	5,638
(+) Supplemental provision	7,070	1,633	8,703
(+) Monetary restatement	—	500	500
(+) CIDE commitment	1,220	—	1,220
Balance at December 31, 2012	11,828	4,233	16,061

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

12. Commitments and contingencies (Continued)

The Group is questioning a matter related to the validity of the social contribution tax for intervention in the economic order (CIDE), established by Law, on the remittance of royalties. Management, supported by preliminary injunctions granted in its favor, is judicially paying this tax. The judicial deposits related to this matter amount to R$ 4,891 at December 31, 2012. The Group maintains a provision of R$ 4,758 related to this tax.

As of December 31, 2012, the Group’s external legal advisors estimate the chances of a final unfavorable outcome as “possible” in certain matters, primarily related to labor, civil and tax claims. The total possible contingencies that are uncertain at this time and could have a material adverse effect on the Group’s financial condition are R$ 15,501 as of December 31, 2012.

13.	Income tax and social contribution

CLS do Sul has elected to calculate income tax and social contribution using the “presumed profits” method. Under the “presumed profits” method, taxable income is calculated as an amount equal to different percentages of gross revenue based on the activities of the taxpayer.

Under current Brazilian tax law, the percentages of the CLS Companies’ gross revenues are 8% for calculating income tax, and 12% for social contribution. The Parent Company, CLS SP, CLS RJ, and CLS BSB calculate their income tax and social contribution using the “actual profits” method, which is based on total taxable income.

Tax loss carry forwards through December 31, 2012 relating to income tax and social contributions were approximately R$ 6,564 comprised entirely of fiscal results of the Parent Company. These tax loss carry forwards can offset future taxable income. Brazilian tax laws restrict the offset of tax losses to 30% of taxable profits on an annual basis. These losses can be used indefinitely and are not impacted by a change in ownership of the Parent Company.

13.1.	Components of income tax and social contribution provision

Current income tax and social contribution	26,106
Deferred income tax and social contribution	(4,348)
21,758

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

13.	Income tax and social contribution (Continued)

13.2.	Reconciliation income tax and social contribution provision at statutory rate to effective rate

Income before income tax and social contribution	46,020

Income tax and social contribution at statutory rate of 34%	15,647
Benefits of utilizing presumed profits method of calculating of income tax and social contribution for CLS do Sul	(489)
Non-deductible expenses for minority partner distributions and buyouts	2,559
Other non-deductible expenses	1,916
Provisions arising from write-down of tax losses	1,786
Benefits of income excluded from income tax surcharge	(72)
Adjustment recognized in current year for current tax of prior years	266
Other	145
Effective income tax and social contribution provision	21,758
Effective rate	47.3%

13.3	Components of deferred income tax and social contribution

Tax loss carry forward	2,764
Temporary differences
Pre-opening costs	2,766
Provision for contingency	2,398
Lease	576
Provision for CIDE	1,506
Provision for bonus	971
PP&E basis difference	1,237
Other	834
13,052
Unrecognized deferred tax assets	(2,928)
10,124

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

13.	Income tax and social contribution (Continued)

13.3	Components of deferred income tax and social contribution (Continued)

Deferred income tax and social contribution assets, resulting from tax loss carry forwards and temporary differences are recorded taking into consideration the probable realization thereof, based on projected future results of operations considering internal assumptions and future economic scenarios that are subject to change. These projections indicate that future operating results will provide taxable income for CLS SP, CLS RJ and CLS BSB. The unused credits reflect the assessment of the likelihood of realizing the deferred tax asset comprised of the tax loss carry forwards attributable to the Parent Company.

14.	Members’ equity

14.1.	Capital stock

At December 31, 2012, the Parent Company’s subscribed capital amounted to R$ 21,864, divided into 20,244,048 units of interest with par value of R$ 1.08 each, distributed as follows:

Numbers of units of interest
PGS Participações Ltda.	10,122,024
OSI	10,122,024
20,244,048

14.2	Distribution of profits

The Parent Company’s management decided to maintain profits for 2012 in retained earnings, to be later appropriated in a members’ meeting.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

14.	Members’ equity (Continued)

14.3.	Non-controlling interest (JV partners and proprietors)

According to each individual partners’ association document known as Memorandum of Understanding, dividends are distributed to non-controlling partners (proprietors and JVs) based on certain criteria, such as a percentage of the pre-tax income results of their respective restaurants and supervision areas and other components, being 100% of the remaining undistributed earnings of PGS Consultoria’s results. These dividends are effectively paid and recognized as compensation expense and are not fully determined at each CLS’s results level rather on the individual store (proprietors) or group of stores (JV partners), therefore the amount of these dividends is recognized as Operating Expense in the income statement in the period earned by the non-controlling partners.

15.	Financial instruments

The Group evaluated its financial assets and liabilities in relation to market value through available information available and appropriate evaluation methodologies. The interpretation of market data and the selection of valuation methods require extensive judgment and estimates to calculate the most appropriate realization value.

Consequently, the estimates presented do not necessarily show the amounts that may be realized in the market. The use of different market assumptions and/or methods may have a material effect on the estimated realization values.

The Group’s main financial instruments consist of cash and cash equivalents, trade accounts receivable and trade accounts payable.

Fair value measurements

Fair value is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and is a market-based measurement. To measure fair value, the Group incorporates assumptions that market participants would use in pricing the asset or liability, and utilizes market data to the maximum extent possible.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

15.	Financial instruments (Continued)

Set out below is a comparison by financial statement class of the book value and fair value of the Group’s financial instruments that are carried in the consolidated financial statements.

Description	Book value	Fair value
Financial assets
Cash and cash equivalents	22,721	22,721
Trade accounts receivable	23,780	23,780
Recoverable taxes	476	476
Credits from related parties	314	314
Other assets	6,596	6,596
	53,887	53,887

Financial liabilities
Trade accounts payable	16,271	16,271
Rental payable, including deferred	4,133	4,133
Payroll, provisions and social charges	13,301	13,301
Taxes and contributions	6,697	6,697
Royalties and franchises fee	2,811	2,811
Accounts payable to non-controlling partners	2,444	2,444
Accrued buyout liability	8,215	8,215
Other liabilities	8,236	8,236
	62,108	62,108

The fair values of cash and cash equivalents, trade accounts receivable, trade accounts payable and short-term accounts payable approximate their respective book values due to the their short-term maturity.

As a basis for considering the market participant assumptions in fair value measurements, a three-tier fair value hierarchy prioritizes the inputs used in measuring fair values as follows:

•	Level 1 - observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access;

•	Level 2 - inputs, other than the quoted market prices included in Level 1, which are observable for the asset or liability, either directly or indirectly; and

•	Level 3 - unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market data available.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

15.	Financial instruments (Continued)

The fair value measurement of short-term investments classified as cash and cash equivalents at December 31, 2012, in the amount of R$ 21,471, uses inputs that fall within Level 2 of the fair value hierarchy.

The Group is not engaged in any outstanding hedging instruments, term contracts, swap operations, options, futures, or embedded derivatives operations. Therefore, the Group has no risk related to derivatives utilization policies.

Significant market risk factors affecting the Group’s business are as follows:

Exchange rate risk

This risk arises from the possibility of the Group incurring losses because of fluctuations in foreign currency exchange rates.

The Group does not use hedging instruments to protect against exchange rate fluctuations between the Brazilian real and the US dollar.

Credit risk

This risk mainly involves the Groups’ cash and cash equivalents and accounts receivable. The Group carries out operations with highly-rated banks, which minimizes risk.

Accounts receivable are substantially generated from credit card companies resulting from sales in the restaurants. Management does not anticipate losses in the realization of such receivables.

Liquidity risk

Liquidity risk arises from the possibility that the Group may not have sufficient funds to comply with their financial commitments due to the different currencies and settlement terms of their rights and obligations.

In order to mitigate liquidity risk for the Parent Company and its subsidiaries. the Group’s liquidity and cash flow is monitored on a daily basis by Management, assuring that cash flow from operations and available funding, when necessary, is sufficient to meet its commitment schedule.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

15.	Financial instruments (Continued)

Liquidity risk (Continued)

The tables below summarize the maturity profile of the Group’s financial liabilities on contractual and undiscounted payments.

	Up to 1 year	1 to 5 years	> 5 years	Total
Trade accounts payable	16,271	—	—	16,271
Rental payable, including deferred	2,412	1,721	—	4,133
Payroll, provisions and social charges	13,301	—	—	13,301
Taxes and contributions	6,697	—	—	6,697
Royalty and franchise fees	2,811	—	—	2,811
Accrued buyout liability	1,577	6,638	—	8,215
Other liabilities	4,773	3,463	—	8,236
	47,842	11,822	—	59,664

Interest rate risk

Interest rate risk arises from the possibility that the Group incurs losses because of fluctuations in interest rates that could increase certain financial expenses related to loans and financing raised from the market. The Group’s exposure to market risks for changes in interest rates relates primarily to the bank debt and loans with related parties. Considering the Group’s debt profile, management considers the risk of exposure to interest rate variation to be insignificant.

Capital Management

Capital includes units of interest and equity attributable to the equity holders of the Parent.

The primary objective of the Group’s capital management is to ensure that it maintains sufficient capital in order to support its business and maximize member value.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

15.	Financial instruments (Continued)

Capital Management (Continued)

The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may adjust dividend payments to members, return capital to members, take out new loans, or issue new units of interest. No changes were made to the objectives, policies, or processes for managing capital during the year ended December 31, 2012.

Included within net debt are trade accounts payable, less cash and cash equivalents.

Trade accounts payable	16,271
Less: cash and cash equivalents	(22,721)
Net debt	(6,450)
Members’ equity	134,243
Members’ equity and net debt	127,793

16.	Operating lease commitments

The Group has entered into operating leases for the restaurants locations. These leases have an average life of between 10 to 15 years. Future minimum rentals payable under non-cancellable operating leases as at December 31 are as described below:

Within one year	21,082
After one year but not more than five years	61,782
More than five years	38,106
120,970

Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. Rental expense for operating leases during 2012 was R$ 13,972.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

17.	Insurance coverage

The Group maintains insurance coverage primarily for risks of loss relating to property damages, loss of profit, fixed asset items and international transportation. Coverage amounts are deemed sufficient by Management to cover any potential losses. At December 31, 2012, the Group had the following main insurance policies contracted with third parties:

Type	Insurance company	Inception date	Expiry date	Maximum indemnity limit
Property damages	RSA - Royal & Sun Alliance Seguros Brasil	30/jun/2012	30/jun/2013	R$10,000
General civil liability	Generali Brasil Seguros	30/jun/2012	30/jun/2013	R$10,000
Directors and Officers liability	Chartis Seguros Brasil	11/jul/2012	11/jul/2013	R$5,000
International transport	Generali Brasil Seguros	13/nov/2012	13/nov/2013	R$300

18.	Other Operating (Income)/Expenses

Operating rent, leasing & parking expense	18,079
Advertising, promotion & marketing research	9,494
Operating property taxes	1,722
Other expenses	1,570
30,865

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

19.	Summary and reconciliation of the differences between the accounting practices adopted in Brazil and accounting principles generally accepted in the United States of America

The consolidated financial statements were prepared and are presented in accordance with accounting practices adopted in Brazil (“BR GAAP”), which comprise the pronouncements, interpretations and guidance issued by the Brazilian Accounting Pronouncements Committee (“CPC”), which are converged to the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”). Note 4 to the consolidated financial statements summarize the principal accounting practices adopted by the Group.

BR GAAP differs, in certain significant respects, from U.S. GAAP. The significant differences are described in the reconciliation table below. Other differences do not have a significant effect on either net income or members' equity:

	Note Reference
Net income based on BR GAAP		24,262
Adjustments:
Uncertain tax position	19.a	(3,167)
Net income based on U.S. GAAP		21,095

a.Income Taxes

Unlike U.S. GAAP, BR GAAP does not presently contain specific guidance on the accounting for uncertain tax positions. As such, diversity in practice exists regarding the recognition, derecognition and measurement of uncertain tax positions. Companies are required to adopt a policy on accounting for uncertain tax positions upon conversion from US GAAP to BR GAAP that is not inconsistent with the requirement in IAS 12 that tax assets and liabilities should be measured at the amount expected to be paid.

The Group has received tax assessments in the amount of R$ 3,167 subject to income taxes arising from capital gains recognized on a previous corporate reorganization. As a result, under U.S. GAAP, the Parent Company recorded an additional income tax provision related to an uncertain tax position in the amount of R$ 3,167 at December 31, 2012. For BR GAAP purposes, no provision was recorded as the Company’s external lawyers assessed the tax assessments as possible chance of loss and at December 31, 2012 there is no amount expected to be paid.

Classification of statement of cash flows

Under BR GAAP, the classification of certain cash flow items is presented differently from U.S. GAAP. Under BR GAAP, interest paid is recorded in financing activities. For U.S. GAAP purposes, interest paid is classified in operating activities.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

Recently Issued Accounting Standards

In December 2011, the FASB issued ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. ASU 2011-11 requires an entity to disclose information about offsetting and related arrangements to enable users of financial statements to understand the effect of those arrangements on its financial position, and to allow investors to better compare financial statements prepared under U.S. GAAP with financial statements prepared under International Financial Reporting Standards (IFRS). The new standards are effective for annual periods beginning January 1, 2013, and interim periods within those annual periods. Retrospective application is required. The Group will implement the provisions of ASU 2011-11 effective January 1, 2013.

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU No. 2013-02”), which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. The guidance requires an entity to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other required disclosures that provide additional detail about those amounts. ASU No. 2013-02 will be effective for the Group prospectively for reporting periods beginning after December 15, 2012. The adoption of ASU No. 2013-02 on January 1, 2013 is not expected to have an impact on the Group’s financial position, results of operations or cash flows.

In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Task Force)” (“ASU No. 2013-11”). Under ASU No. 2013-11, an entity is required to present its unrecognized tax benefits net of its deferred tax assets when settlement in this manner is available under the tax law, which would be based on facts and circumstances as of the balance sheet reporting date and would not consider future events. Gross presentation in the notes to the financial statements will still be required. ASU No. 2013-11 will be effective for the Group for fiscal years beginning on or after December 15, 2013 and interim periods within those fiscal years, with early adoption permitted. ASU No. 2013-11 will apply on a prospective basis to all unrecognized tax benefits that exist at the effective date, with the option to apply it retrospectively. This guidance will not have an impact upon adoption at January 1, 2014 on the Group’s financial position, results of operations or cash flows as the Group currently presents its unrecognized tax benefits net of its deferred tax assets where applicable.

PGS CONSULTORIA E SERVIÇOS LTDA.

Notes to the consolidated financial statements (Continued)
December 31, 2012
(In thousands of Brazilian reais, except when mentioned otherwise)

20.	Subsequent Event

On October 31, 2013, a Quota Purchase and Sale Agreement (the “Purchase Agreement”), was entered into by and between OSI’s parent company, Bloomin’ Brands, Inc. (“BBI”), a wholly-owned subsidiary of BBI, Bloom Holdco Participações Ltda. (“Purchaser”), PGS Participações Ltda. (“PGS Par”), the equity holders of PGS Par (the “Sellers”), the the Parent Company, and Bloom Participações Ltda., parent company of Purchaser. Pursuant to the Purchase Agreement, effective November 1, 2013, the Purchaser completed the acquisition of a controlling interest in the Parent Company by purchasing 80% of the issued and outstanding capital stock of PGS Par, which held a 50% interest in the Parent Company (the “Acquisition”) for a purchase price of R$240.8 million. Prior to the Acquisition, the Purchaser held a 50% interest in the Parent Company. As a result of the Acquisition, the Purchaser now holds a 90% interest in the Parent Company.

Effective December 1, 2013, the Parent Company was merged into Purchaser with Purchaser remaining as the surviving entity. Purchaser accounted for the Acquisition as a business combination utilizing the step acquisition method and, as a result has recorded the assets and liabilities assumed at fair value as of the acquisitions date.